                                                                      EXHIBIT 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (Dollar Amounts in Thousands)

                                                                   Three Months
                                                                Ended December 31,
                                                             ------------------------
                                                                1998         1997
                                                             ---------      ---------
     Earnings Available for Fixed Charges:
      Income before minority interest
       and cumulative effect of change in
       accounting principle                                  $  79,421      $  89,875
      Income taxes                                              49,998         59,916
                                                             ---------      ---------

      Income before income taxes, minority
       interest and cumulative effect of
       change in accounting principle                          129,419        149,791
      Consolidated interest expense                             30,162         37,084
      Interest expense related to proportionate
       share of 50% owned unconsolidated
       affiliates                                                8,380          8,005
      Portion of rents representing the interest
       factor                                                    6,986          9,198
      Less-Undistributed earnings of affiliates
       less than 50% owned                                       3,278            255
                                                             ---------      ---------
                             Total                           $ 171,669      $ 203,823
                                                             =========      =========
     Fixed Charges:
      Consolidated interest expense and
       interest costs capitalized                            $  31,858      $  39,727
      Interest expense and interest costs
       capitalized related to proportionate
       share of 50% owned unconsolidated
       affiliates                                                8,380          8,005
      Portion of rents representing the interest
       factor                                                    6,986          9,198
                                                             ---------      ---------
           Total                                             $  47,224      $  56,930
                                                             =========      =========
Ratio of Earnings to Fixed Charges                                3.64           3.58(1)
                                                             =========      =========

(1) Excluding the effects of the special credits of $2.6 million, the ratio of earnings to fixed charges is 3.52.